EXHIBIT 99.1

Administrative Offices

1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp to Recapitalize

BAKERSFIELD, Calif., July 20, 2009 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company headquartered in Bakersfield, California (“Company”), today announced that it had entered into stock purchase agreements with a small group of investors (“Investors”) pursuant to which the Company will privately place and the Investors have agreed to purchase $38 million of newly issued shares of common stock as part of a recapitalization plan. The Company also indicated that it intends to amend its consolidated financial statements for the three months ended March 31, 2009 and that the Company’s wholly-owned subsidiary, San Joaquin Bank (“Bank”), will amend its call report for the same period, in order to report additional loan charge offs, provisions for loan losses and other associated changes for the first quarter of 2009 as detailed below.

Private Placement of Common Stock

The stock purchase agreements, dated as of July 20, 2009, provide that the Company will issue and the Investors will purchase, pursuant to a private placement, approximately 8,137,000 newly issued shares of common stock (“Shares”) at $4.68 per share. Upon issuance and sale of all of the Shares, gross proceeds of approximately $38 million dollars are expected to be raised. The agreements provide that an initial closing will occur on July 31, 2009 or as soon as possible after that date. Each Investor has agreed to use their individual best efforts to purchase all of the Shares subscribed for by the Investor at the earliest possible date and to obtain any approvals, consents or permits required under the laws of their country of domicile that are necessary to satisfy their individual obligations under the agreements.

Alternatively, each Investor has the right to elect prior to the initial closing to purchase at least one quarter of their subscribed for Shares at the initial closing provided they irrevocably commit to purchase the balance of their subscribed for Shares at no more than three additional closings, to be held at ninety (90) day intervals or other dates mutually agreed upon by the parties. Any Investor electing to divide their subscription into more than one closing must purchase no less than one quarter of their subscribed for Shares at the second closing and, if necessary, the third closing. The obligations of the parties are subject to customary closing conditions including compliance with applicable state and federal banking laws and the internal laws of India, which is the principal domicile for most of the Investors. If all of the Shares are issued on the basis contemplated under the agreements, the Investors would, in the aggregate, own approximately sixty-two (62%) percent of the Company’s outstanding shares, based upon shares outstanding at June 30, 2009.

The agreements provide that prior to the initial closing, cash or other liquid funds representing the full purchase price of the Shares subscribed for by each Investor must be deposited into an account or accounts at any bank with a branch in San Francisco or Los Angeles, California that is authorized under applicable law to accept deposits from the Investors. The agreements further provide that the Company is permitted, on a contemporaneous basis, to enter into and consummate other alternative investment proposals if prior to consummation of the second closing the board of directors determines, after consultations with its outside counsel and a financial advisor of nationally recognized reputation, that the transactions contemplated pursuant to the stock purchase agreements and any alternative proposal should, in the exercise of the board’s reasonable judgment, both be pursued and consummated (or attempted to be consummated). Under this circumstance, the Company may pursue any such alternative proposal without terminating or altering the Investors’ obligation to purchase the Shares as contemplated under the agreements.

In addition to the Company’s right to pursue alternative proposals on a contemporaneous basis as described above, the stock purchase agreements contain a “superior proposal” provision that permits the Company, under circumstances detailed in the agreements, to terminate the stock purchase agreements at any time prior to a second closing if the board authorizes the Company to enter into a definitive agreement with respect to any such superior proposal transaction. Prior to any such termination, if the Company receives a bona fide written alternative proposal for a transaction that the board reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal, and the board believes in good faith, considering the advice of the Company’s counsel, that the failure to participate in negotiations or discussions would be inconsistent with the fiduciary duties of the board under applicable law, the Company and its agents and representatives may, subject to certain disclosure obligations to the Investors, pursue and attempt to enter into a definitive agreement for any such superior proposal transaction. In this circumstance, any of the Investors, or all of them, would have an opportunity to present a counter proposal to the “superior proposal” and if the counter proposal is deemed by the board of directors to top the superior proposal, said counter proposal could then become the basis for a new transaction in lieu of the transactions presently contemplated under the stock purchase agreements.

Following the initial closing, the Company has agreed to promptly appoint to its board of directors one individual that is mutually acceptable to the Company and a majority of the Investors, subject to receipt of prior approval from the Federal Reserve Board and the California Department of Financial Institutions. The Company has also agreed to appoint, promptly after the Investors have purchased all of the Shares, another individual to its board of directors that is mutually acceptable to the Company and a majority of the Investors, subject to receipt of prior approval from the Federal Reserve Board and the California Department of Financial Institutions.

It is the Company’s intention to issue and the Investors’ intent to purchase the Shares pursuant to a transaction that is exempt from the registration requirements under the Securities Act of 1933, as amended (“1933 Act”) and the Shares will be restricted securities upon issuance. At the initial closing, the Company and the Investors contemplate entering into customary registration rights agreements under which the Company will be obligated, following the purchase of all of the Shares, to file a registration statement with the Securities and Exchange Commission to register the Shares under the 1933 Act on behalf of the Investors.

Bart Hill, President of the Company, stated, “We are pleased that our exhaustive efforts and focus have resulted in this major step forward in the implementation of our recapitalization plan, especially in light of the very tight capital markets. The additional capital will allow us to rebuild and strengthen our balance sheet while, at the same time, significantly improve our capital ratios. When this transaction is completed, we believe we will again be “well-capitalized” under applicable industry guidelines. This capital will position our Company for finishing 2009 in solid financial shape and set the foundation for returning this Company to anticipated profitability in 2010 and beyond.”

Amendment to the Company’s Form 10-Q for the Three Months Ended March 31, 2009

The Company’s management has concluded that the Company’s consolidated financial statements for the three months ended March 31, 2009, as reported in the Company’s quarterly report on Form 10-Q, can no longer be relied upon. Accordingly, the Company intends to promptly amend and restate its Form 10-Q and other previously filed regulatory reports for the 2009 first quarter as soon as it can reasonably do so. The Bank also intends to promptly amend its first quarter 2009 call report.

As originally reported, the Company had a net loss after tax of $3.6 million. Management now believes that its net loss for the first quarter will increase to approximately $18.2 million. Earnings per share (EPS), both basic and diluted, for the first quarter of 2009 were originally reported to be a loss of $0.91. This EPS figure per share on a basic and diluted basis is now projected to be a loss of approximately $4.63. The Company originally reported an addition to its provision for loan losses of $10.7 million, however, it now projects that its provision for loan losses for the first quarter will increase by more than $26.3 million to about $37 million.

At March 31, 2009, the Company originally reported that it had $105.5 million in classified loans. Based upon additional information related primarily to asset and loan quality that became available to management following the filing of its first quarter report on Form 10-Q and after consultations with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions, management has now classified loans totaling approximately $163 million as of March 31, 2009. Of these classified loans, at March 31, 2009, management now expects to report that approximately $98 million are deemed to be impaired compared to the originally reported amount of $61.6 million. At March 31, 2009, it is now expected that non-performing and restructured loans will be reported at about $98 million compared to the originally disclosed amount of $45.1 million in non-performing and restructured loans.

The Company initially reported net charge offs of $858,000 for the first quarter of 2009. Management now expects to report approximately $10.7 million in net charge offs for the first quarter. As a result of the increased provision for loan losses, the allowance for loan losses as of March 31, 2009 is expected to be restated to approximately $41.9 million, or 5.61% of loans, compared to the originally disclosed amount of $25.4 million, or 3.36% of loans. Loans, net of unearned income and the allowance for loan losses, will decline to approximately $704 million from the previously disclosed level of $730.5 million. Total assets are also expected to decline to $872 million from the prior reported level of $888 million.

Total shareholders’ equity at March 31, 2009 is expected to decline by approximately $14.6 million to approximately $38.5 million from the previously reported amount of $53.1 million. On a preliminary basis, the Company’s leverage ratio, tier 1 risk-based capital and total risk-based capital ratios will be restated to approximately 4.34%, 5.06% and 7.14%, respectively. The Bank’s capital ratios are expected to decline to similar levels as follows: 4.28%, 4.99% and 7.07%, respectively. As a result, the Company and the Bank will be deemed to be undercapitalized under guidelines established by bank regulatory agencies as of March 31, 2009.

President Bart Hill added, "We are simply taking prudent actions that we believe will improve our financial position for long-term success. First, we are continuing to aggressively charge off uncollectible loans and augment our loan loss reserve. Second, we brought in an experienced head of special assets and formed a six member credit administration team to work with him to resolve problem loans. Next, we expect to soon hire a new chief credit officer and are restructuring our loan underwriting and approval process. Finally, implementation of the recapitalization plan will provide the financial strength necessary for the success and future growth of this company."

Regulatory Information

As previously reported in the Company’s April 10, 2009 press release, on April 7, 2009, the Company and San Joaquin Bank entered into a written agreement with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions in recognition of the common goal of taking affirmative actions to maintain the financial strength of the Company. To date, the Company believes it is in material compliance with the terms of the agreement and has been proactive in implementing the appropriate steps to fulfill its commitments under the written agreement

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with four banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains some forward-looking statements about the Company for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational, liquidity and regulatory risks associated with our business as well as price volatility, availability of credit, illiquid markets, reputational risks, changes in business or economic conditions internationally, nationally or in California, changes in the interest rate environment, access to and the cost of capital, potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; deterioration in the credit quality of some of our borrowers, rising unemployment rates, operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” in Item 1A and elsewhere in our most recently filed annual report on Form 10-K and in future Form 10-Qs or 8-Ks.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. You are advised, however, to consult any further disclosures we make on related subjects in future periodic reports on Form 10-K, Form 10-Q and current reports on Form 8-K filed with the SEC. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.